QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Cimarex Provides Operations Update and Schedules Third Quarter 2003 Conference Call

October 7, 2003

        DENVER—Cimarex Energy Co. (NYSE: XEC) today provided an update of operations and announced that its third-quarter 2003 conference call and web cast has been scheduled for Wednesday, November 5, 2003, at 11 a.m. Mountain Time.

Operations Update

        Third-quarter 2003 aggregate production volumes are expected to average 175-180 million cubic feet (MMcf) equivalent per day, comprised of 136-140 MMcf of gas per day and 6,500-6,700 barrels of oil per day. Previous guidance for total third quarter production was 170-175 MMcf equivalent per day.

        The increase in forecasted production largely stems from ongoing drilling activity in the Mid-Continent region. Notable new productive wells include:

			Gross Production Rates
Well		Working Interest
	Play		Mcf/d		BOPD
Buddy 3-32	Mountain Front	93%	2,000		—
Gwendolyn 3-29	Mountain Front	97%	2,000	*	—
T-Bar Ranch 4-17	Red Fork	73%	2,600		—
Rowlan 2-4	Red Fork	91%	2,800		—
Delozier 8-35	Granite Wash	77%	2,500		80
Green 3-2	Granite Wash	63%	3,000		—
Hurst 7H	Hardeman	100%	—		320
Hurst A 8H	Hardeman	100%	—		80

*
In same area as Buddy 3-32. Production rate is estimated. Completion operations are underway.

        Overall, 42 of 50 wells drilled in the Mid-Continent region during the third quarter were successful, bringing the year-to-date success rate in this region to 89% of 97 wells drilled.

        The Company continues to be active in the Gulf Coast area. The Mauboules #1 well (64% working interest) on the West Gueydan prospect in Vermilion Parish, Louisiana, has reached total depth and electric logs have been taken from the Miogyp formation. Plans are being made to complete the well and to drill additional exploratory tests in the trend.

        Two new producers were also drilled in Mississippi. The Collins #1 (62% working interest) is currently producing at gross daily rates approximating 2.5 MMcf of gas and 300 barrels of condensate. The Morris #1 (55% working interest) came on at 4 MMcf of gas per day.

        Cimarex's Western region is focusing on projects in California's northern San Joaquin Valley and the Williston basin of North Dakota. In California, the Col de Tourmalet well (100% working interest) was recently tested at a rate of 1 MMcf of gas per day. A successful offset well, the Luz Ardiden #1, is currently being completed. In North Dakota, the Gasho 1-22 horizontal well targeting the Nisku formation was not successful.

        Cimarex presently has 14 drilling rigs working on Company-operated properties and working interests in 5 additional wells that are operated by others. We remain on track to reach previously projected total 2003 exploration and development expenditures of $150-155 million. Production guidance for the fourth quarter of 2003 also remains unchanged at 175-185 MMcf equivalent per day, despite a pipeline disruption in western Oklahoma that is expected to negatively impact our net gas production by approximately 5 MMcf per day for six or more weeks.

Conference Call

        Cimarex has scheduled its third-quarter 2003 conference call and web cast for Wednesday, November 5, 2003 at 11 a.m. Mountain Time. Earnings will be released that morning before the stock market opens.

        To access the live, interactive conference call, dial 800-881-5262 about ten minutes before the scheduled start time and refer to Cimarex Energy Co. The listen-only web cast of the call will be accessible via www.cimarex.com.

        Cimarex Energy Co. is an independent natural gas and crude oil exploration and production company with operations focused in Mid-Continent and Gulf Coast regions, as well as certain other western states of the U.S.

        This news release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company's current view with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected are included in the Company's Annual Report on Form 10-K for year ended December 31, 2002 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as filed with the Securities and Exchange Commission.

QuickLinks

Cimarex Provides Operations Update and Schedules Third Quarter 2003 Conference Call